McGraw

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McGraw

McGraw Conglomerate Corporation intends to acquire mature, profitable business operations for the benefit of our share holders.

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ENTERTAINMENT AND FITNESS
McGraw intends to acquire a position in the wildly popular sport of Mixed Martial Arts (MMA), with the acquisition of an athletic training facility and also an MMA events promotion company.
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FINANCIAL AND INSURANCE
McGraw intends to acquire a Financial and Insurance Company to offer loan products and insurance services.
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AUTOMOTIVE AND DEALERSHIP
McGraw intends to acquire a thriving car dealership and a mature dealership services company.
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CONSTRUCTION AND REAL ESTATE
McGraw intends to acquire a construction company to construct luxury residential homes as well as income producing medical facilities.
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OIL AND CLEAN ENERGY
McGraw Conglomerate intends to help the United States achieve energy independence with the acquisition and development of existing oil fields and the development of U.S. renewable energy platforms.
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Entertainment and Fitness



Entertainment and Fitness Industries have gone hand in hand since the inception of the World Wrestling Entertainment ("WWE") in 1979. WWE is an American publicly traded company that deals primarily in professional wrestling with major revenue sources also coming from film, music, product licensing and direct product sales.

The Ultimate Fighting Championship ("UFC") is the largest mixed martial arts ("MMA") promoter in the world and features most of the top-ranked fighters in the sport. UFC recently sold for $4 billion, the most expensive transaction for an organization in sports history. While we may not be as successful, we hope to emulate such models like the WWE and the UFC. **McGraw plans to capitalize on this now largely mainstream MMA industry, as a licensed promotion company, and athlete training and recruiting division for the MMA industry.** Specifically, McGraw intends to acquire a licensed and proven training center for MMA athletes that supplies professional talent directly to the MMA industry.



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McGraw also intends to acquire an MMA events promotion company that would be licensed by one of the existing MMA entities and would be responsible for regional MMA events that would be televised nationwide to a large and growing audience. By entering this space, McGraw believes it will have acquired a highly lucrative component of a wildly successful and profitable industry. Entertainment Fitness has very few corporate players, and McGraw will seek to establish itself as a serious player, incurring only a modest dollar commitment.

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Financial Services and Insurance Services



Ken McGraw, the Principal of McGraw, has significant experience in the Financial and Banking industries. Mr. McGraw intends (with necessary funding) to acquire a company that offers loans for residential and commercial real estate, small business loans, car loans, as well as Insurance and Re-Insurance Services.

McGraw also intends to acquire, again with adequate funding) a Finance Company as well as an insurance and/or re-insurance operation, Mr. McGraw having extensive prior experience in these Financial Industries. Consequently, we believe the Company will be able to invest wisely in low beta, highly successful operations, showing potential for significant revenue with minimal investment.

McGraw, in addition, intends to seek ways to utilize its holdings in the Finance and Banking sector to reduce the cost of borrowing for all its other acquisitions and holdings.

Automotive Services and Dealership Services



Additional business sectors that have traditionally, and recently, proven (in our view) to be a safe harbor for capital investment, are the Automotive Dealership and Dealership Services Industry.

The Company, with adequate funding, expects to acquire an Automotive Dealership Services Company (or companies) to offer on-site dealership services, regionally...if not nationwide. Dealership Services is a niche industry that services



Additional business sectors that have traditionally, and recently, proven (in our view) to be a safe harbor for capital investment, are the Automotive Dealership and Dealership Services Industry.

The Company, with adequate funding, expects to acquire an Automotive Dealership Services Company (or companies) to offer on-site dealership services, regionally...if not nationwide. Dealership Services is a niche industry that services auto, boat, and airplane dealerships.



We intend to acquire such dealership services to enrich the automotive holdings for the Company, offering the ability to market goods and services across multiple industry platforms.

McGraw intends to acquire a thriving Automotive Dealership once the adequate funding has been achieved. Pairing Dealership Services with an Automotive Dealership owned by McGraw, will create (in our opinion) a symbiotic revenue relationship that should benefit The Company.

Construction and Real Estate



Our analysis suggests that the Construction and Real Estate sectors are showing signs of growth and such market sectors have traditionally been safe harbor investments for long-term investors. Along with traditional construction plans for high-end residential and income-producing commercial buildings.

If successful in its money raise, McGraw plans to operate inside a niche market of the construction industry: medical facilities construction and management. The medical field (especially senior care or "long-term care"), we are convinced, is soon to experience its largest growth cycle in a generation.

We believe the rate of retirees is set to exceed all generations by a large multiple. Very specifically, McGraw plans to combine the stable and increasing construction industry with the stable and high growth long-term care industry.

McGraw intends to join with a well-established and experienced medical group, servicing a significant patient list. The Company (with adequate funding) will be able to build up multiple medical facilities, and grand open each location 100% pre-sold and occupied.

We expect to be able to staff and manage those facilities with property licensed medical staff and operated by the contemplated partner/joint venture medical group.

Upon completion of each facility, McGraw intends to maintain options to retain ownership of each property and participate in revenue sharing, acting as the landlord, or negotiate a price to sell each property to the occupying medical group at a profit.

Oil and Clean Energy



McGraw intends to invest in actively producing oil wells in the southern United States and explore future investments in clean energy production. To be considered, oil fields by McGraw, must be producing hundreds of barrels of American oil every day, and delivering it to refineries at a brisk pace. Such acquisition would, we believe, be consistent with the Company's objective to invest only in successful, low beta, revenue producing businesses.

In fact, we believe we can acquire operating companies with existing infrastructure, already in place in each location, thereby, in our view, providing McGraw zero startup costs and ensuring all investment dollars from the Company are 'above ground' and can contribute to growing an existing revenue stream into a major profit center.



McGraw will also seek acquisitions that contribute to U.S. energy independence in other ways, such as harnessing wind energy. McGraw intends to work with government agencies, and clean energy experts, to decide upon the appropriate course of action for the Company to enter the clean energy industry.

McGraw's objective, among others, is to help the United States achieve energy independence in an environmentally responsible manner.

Offer Details

Company

McGraw Conglomerate Corporation acquires, and invests into mature, revenue generating business operations, with the intention to control revenue streams and acquire business operations in profitable industries. McGraw will adhere to a growth by acquisition model inside business sectors that have traditionally, and recently, proven to be safe harbors for capital investment. We are offering up to $15 million in common stock to fund the investment and acquisition of business operations inside the industries of Oil and Clean Energy, Automotive Dealerships, Dealership Services, Financial Services, Insurance Services, Construction, and Entertainment Fitness. The offering is being conducted pursuant to Regulation A.

Investment Offering

Acquisition of Existing Operations and Revenue Streams: All target acquisitions, and investments under consideration by McGraw, will be well established in their respective industry, possess a robust revenue stream, and prove capable of long term growth after new investment. McGraw will not acquire, nor invest in, any start up or speculative business operation or entity.

Diversified Industries and Low Beta Investments: McGraw intends to invest in businesses across a wide variety of industries, offering the safety net of a diversified portfolio. McGraw will be a safe harbor and hedge against any single market fluctuation, by acquiring equity positions in well-established and profitable businesses in wide ranging business sectors. The company is committed to invest in "low beta" or "low risk" business operations that show very low volatility, and present a steady return over the long term to the average investor.

Early to Mid-Staged Business Life Cycle Opportunities, Presenting Long View Returns: McGraw intends to acquire

Investment Offering

Acquisition of Existing Operations and Revenue Streams: All target acquisitions, and investments under consideration by McGraw, will be well established in their respective industry, possess a robust revenue stream, and prove capable of long term growth after new investment. McGraw will not acquire, nor invest in, any start up or speculative business operation or entity.

Diversified Industries and Low Beta Investments: McGraw intends to invest in businesses across a wide variety of industries, offering the safety net of a diversified portfolio. McGraw will be a safe harbor and hedge against any single market fluctuation, by acquiring equity positions in well-established and profitable businesses in wide ranging business sectors. The company is committed to invest in "low beta" or "low risk" business operations that show very low volatility, and present a steady return over the long term to the average investor.

Early to Mid-Staged Business Life Cycle Opportunities, Presenting Long View Returns: McGraw intends to acquire entities who are viewed as in the early or mid-stages of their business life cycle, that present McGraw with an increasing return over the long term. McGraw will not invest in entities who show little or no potential for growth in their main or affiliated lines of business.

Ethical Standards of Operation: To be considered for acquisition or investment by McGraw, entities must have proven to operate with the highest ethical standards and be well respected in their industry and with their customer base.

Key Employee and Management Retention: McGraw will pursue investments that ensure low turnover among employees and management inside the target business operation. McGraw will aim to retain all current employees, management, and ownership of the target business, to facilitate a smooth transition of ownership with no interruption of sales and operations activities.

Re-investment Supporting Healthy Company Growth: McGraw intends to re-invest from profits into The Company and target acquisitions, in support of company personnel and operations. McGraw will maintain balance, seeking the equivalent investment of attention and resources inside the company itself, and among its subsidiaries. We will maintain a positive work environment and seek to grow our respective investments in all aspects of business activities.

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Executive Summary

McGraw Conglomerate, (The "Company") being organized to acquire and invest in mature, revenue generating business operations, with the intention being to control revenue streams and acquire business operations in profitable industries.

McGraw will adhere to a growth by acquisition model inside business sectors, (sometimes called "lines of business") that have traditionally, and recently, proven (we believe) to be safe harbors for capital investment.

Initial McGraw acquisitions we intend to pursue are expected to be in the fields of Oil and Clean Energy, Automotive Dealership and Dealership Services, Financial Services, Insurance Services, Construction, and Entertainment Fitness.

McGraw intends to invest in actively producing oil wells in the southern United States and explore future investments in clean energy production. To be considered, oil fields by McGraw, must be producing thousands of barrels of American oil every day, and delivering it to refineries at a brisk pace. Such acquisition would , we believe, be consistent with the Company's objective to invest only in successful, low beta, revenue producing businesses. In fact, we believe we can acquire operating companies with existing infrastructure, already in place in each location, thereby, in our view, providing McGraw zero startup costs and ensuring all investment dollars from the Company are 'above ground' and can contribute to growing an existing revenue stream into a major profit center. McGraw will also seek acquisitions that contribute to U.S. energy independence in other ways, such as harnessing wind energy. McGraw intends to work with government agencies, and clean energy experts, to decide upon the appropriate course of action for the Company to enter the clean energy industry. McGraw's objective, among others, is to help the United States achieve energy independence in an environmentally responsible manner.

Additional business sectors that have traditionally, and recently, proven (in our view) to be a safe harbor for capital investment, are the Automotive Dealership and Dealership Services Industry. The Company expects to acquire an Automotive Dealership Services Company (or companies) to offer on-site dealership services, regionally, if not nationwide. Dealership Services is a niche industry that services auto, boat, and airplane dealerships. We intend to acquire such dealership services to enrich the automotive holdings for the Company, offering the ability to market goods and services across multiple industry platforms. Indeed, McGraw intends to acquire a thriving Automotive Dealership once the adequate funding has been achieved. Pairing Dealership Services, with an Automotive Dealership owned by McGraw, will create (in our opinion) a symbiotic revenue relationship that benefits The Company in the

The Principal of McGraw, having significant experience in the Financial and Banking industries, intends (with necessary funding) to direct The Company investments for the acquisition of a company that offers loans for residential and commercial real estate, small business loans, car loans, as well as Insurance and Re-Insurance Services. McGraw intends to acquire a Finance Company as well as an insurance and/or re-insurance operation, the principal having extensive prior experience in these Financial Industries. Consequently, we believe the Company will be able to invest wisely in low beta, highly successful operations, showing potential for significant revenue with minimal investment. McGraw intends to seek ways to utilize its holdings in the Finance and Banking sector to reduce the cost of borrowing for all its other acquisitions and holdings.

Our analysis suggests that the Construction and Real Estate sectors are showing signs of growth and such market sectors have traditionally been safe harbor investments for long-term investors. Along with traditional construction plans for high end residential and income producing commercial buildings, McGraw plans to operate inside a niche market of the construction industry: medical facilities construction and management. The medical field (especially senior care or "long-term care"), we are convinced, is soon to experience its largest growth cycle in a generation. We believe the rate of retirees is set to exceed all generations by a large multiple. Very specifically, McGraw plans to combine the stable and increasing construction industry with the stable and high growth long-term care industry. McGraw intends to join with a well-established and experienced medical group, servicing a significant patient list. The Company (with adequate funding) will be able to build up multiple medical facilities, and grand open each location at 100% pre-sold and occupied. We expect to be able to staff and manage those facilities with properly licensed medical staff and operated by the contemplated partner/joint venture medical group. Upon completion of each facility, McGraw intends to maintain options to retain ownership of each property and participate in revenue sharing, acting as the landlord, or negotiate a price to sell each property to the occupying medical group at a profit.

Entertainment and Fitness Industries have gone hand in hand since the inception of the World Wrestling Entertainment ("WWE") in 1979. WWE is an American publicly traded company that deals primarily in professional wrestling with major revenue sources also coming from film, music, product licensing and direct product sales. The Ultimate Fighting Championship ("UFC") is the largest mixed martial arts ("MMA") promoter in the world and features most of the top-ranked fighters in the sport. UFC recently sold for $4 billion, the most expensive transaction for an organization in sports history. Like the WWE and the UFC, McGraw plans to capitalize on this now largely mainstream MMA industry, as a licensed promotion company, and athlete training and recruiting division for the MMA industry. Specifically, McGraw intends to acquire a licensed and proven training center for MMA athletes that supplies professional talent directly to the MMA industry. McGraw also intends to acquire an MMA events promotion company that would be licensed by the UFC and would be responsible for regional MMA events that are televised nationwide to an audience of millions. By entering this space, McGraw believes it will have acquired a highly lucrative component of a wildly successful and profitable industry. Entertainment Fitness has very few corporate players, and McGraw Conglomerate will seek to establish itself as a serious player, with only a modest sized investment relative to its market cap.

McGraw intends to adhere to a growth by acquisition model inside business sectors that have traditionally, and recently, proved to be safe harbors for capital investment. McGraw (in our opinion) will offer attractive returns and provide a stable and increasing return on a modest investment.

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